STARTECH ENVIRONMENTAL CORPORATION
                         15 OLD DANBURY ROAD, SUITE 203
                              WILTON, CT 06897-2525

                           Telephone: (203) 762 - 2499

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TAKE NOTICE that the 2001 Annual Meeting of Shareholders of Startech Environmental Corporation, a Colorado corporation, (the "Company") will be held at the Radisson Inn located at 42 Century Drive, in Bristol, Connecticut on Wednesday, March 7, 2001 from 2:00 p.m. to 3:30 p.m. (eastern standard time) for the following purposes:

     1. To elect five directors to serve until the next Annual Meeting of Shareholders.

     2. To ratify the appointment of Kostin, Ruffkess & Company, LLC as independent accountants for the fiscal year 2001.

     3. To transact such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.

Accompanying this Notice is the Proxy Statement and Form of Proxy

The Board of Directors set February 2, 2001, as the record date for the meeting. This means that owners of the Company's Common Stock at the close of business on that date are entitled to (1) receive notice of the meeting and (2) vote at the meeting and any adjournments or postponements of the meeting. We will make available a list of Shareholders of the Company as of the close of business on February 2, 2001 for inspection during normal business hours from February 12, 2001 through March 7, 2001, at the offices of the Company, 15 Old Danbury Road, Suite 203, Wilton, Connecticut. This list will also be available at the meeting.

DATED:   Wilton, Connecticut, February 9, 2001


                       BY ORDER OF THE BOARD OF DIRECTORS

                                 Kevin M. Black
                       Senior Vice-President and Secretary



WE URGE YOU TO VOTE PROMPTLY BY SIGNING AND RETURNING THE ENCLOSED PROXY CARD. IF YOU DECIDE TO ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                       STARTECH ENVIRONMENTAL CORPORATION
                               15 OLD DANBURY ROAD
                                    SUITE 203
                              WILTON, CT 06897-2525


                                 PROXY STATEMENT

The Proxy Statement and accompanying proxy are first being sent to Shareholders on or about February 9, 2001.

                               VOTING AND PROXIES

What is the purpose of the Annual Meeting?

At our Annual Meeting, Shareholders will act upon the matters outlined on the previous page and described in this Proxy Statement, including the election of directors and ratification of the appointment of our independent accountants. In addition, management will respond to questions from Shareholders.

Who is entitled to vote?

Only holders of record of shares of common stock at the close of business on February 2, 2001 are entitled to vote. Each holder of Common Stock is entitled to one vote per share. We are authorized to issue 800,000,000 shares of Common Stock, no par value per share, and 10,000,000 shares of preferred Stock, no par value per share. There were issued and outstanding 8,153,456 shares of Common Stock as of the close of business on February 2, 2001. There are 502,932 shares of Series A Cumulative Convertible Preferred Stock outstanding.

How do I vote?

You can vote by filling out the accompanying proxy and returning it in the postage paid return envelope that we have enclosed for you. Voting information is provided on the enclosed form of proxy. If your shares are held in the name of a bank or broker, follow the voting instructions on the form that you receive from them.

What if my shares are held by a broker or nominee?

If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion as to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares for approval.

How will my proxy be voted?

Your proxy, when properly signed and returned to us, and not revoked, will be voted in accordance with your instructions relating to the election of directors and on Proposal 2. We are not aware of any other matter that may be properly presented other than the election of directors and Proposal 2. If any other matter is properly presented, the persons named in the enclosed form of proxy will have discretion to vote in their best judgment.

What if I don't mark the boxes on my proxy?

Unless you give other instructions on your form of proxy, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors. The Board's recommendation is set forth together with the description of each Proposal in this Proxy Statement. In summary, the Board recommends a vote for:

     o The election of Joseph F. Longo, Kevin M. Black, Brendan J. Kennedy, Raymond J. Clark and John R. Celentano as directors.

     o The ratification of the appointment of Kostin, Ruffkess & Company, LLC as our independent accountants for 2001.

Can I go to the Annual Meeting if I vote by proxy?

Yes. Attending the meeting does not revoke the proxy. However, you may revoke your proxy at any time before it is actually voted by giving written notice to the secretary of the meeting or by delivering a later dated proxy.

Will my vote be public?

No. As a matter of policy, Shareholder proxies, ballots and tabulations that identify individual shareholders are kept confidential and are only available as actually necessary to meet legal requirements.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority in voting power of the outstanding shares of common stock entitled to vote will constitute a quorum, permitting the meeting to conduct it's business. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How many votes are needed to approve an Item?

The affirmative vote of shares representing a majority in voting power of the shares of common stock, present in person or represented by proxy and entitled to vote at the meeting is necessary for approval of Proposal 2. Proxies marked as abstentions on these matters will not be voted and will have the effect of a negative vote. The election of directors will be by a plurality of the votes cast. A proxy marked to withhold authority for the election of one or more directors will not be voted with respect to the director or directors indicated.


                         PERSONS MAKING THE SOLICITATION

Solicitations will be made by mail and possibly supplemented by telephone or other personal contact to be made without special compensation by our regular officers and employees. We may reimburse Shareholder's nominees or agents (including brokers holding shares on behalf of clients) for the cost incurred in obtaining from their principals authorization to execute forms of proxy. No solicitation will be made by specifically engaged employees or soliciting agents. The cost of solicitation will be borne by us.


                                  ANNUAL REPORT

The Annual Report for the fiscal year ended October 31, 2000 containing financial and other information about us is enclosed.

PROPOSAL 1

                              ELECTION OF DIRECTORS

The Board of Directors currently consists of five members, all of one class. Directors are to be elected for a term of office to expire at the next annual meeting of Shareholders after their election and until their successors are duly elected and qualified. The Board of Directors proposes that the five nominees described below, all of whom are currently serving as directors, be elected for a term of one year and until their successors are duly elected and qualified. Messrs. Longo, Black and Celentano were elected at the last annual meeting of Shareholders and in November 2000 the number of directors was increased to five and Messrs. Kennedy and Clark were appointed by the Board of Directors to fill those vacancies.

Each of the nominees has consented to serve. If any of them should become unavailable to serve as a director (which is not now expected), the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

There is set forth below following the names of the nominees, their present positions and offices with the Company, their principal occupations during the past five years, directorships held with other corporations, certain other information, their ages and the year first elected as a director.

JOSEPH F.  LONGO, Chairman, CEO, President and Director, age 68.

Prior to founding Startech Corporation, a predecessor of the Company, in 1994, Mr. Longo was founder and Chief Operating Officer of the International Dynetics Corp., a waste industry capital equipment manufacturing company with multinational customers from 1969 to 1990. Prior thereto, he was Manager of New Product and Business Development for AMF from 1959 to 1969. He has been awarded many waste industry equipment patents, all of which have been successfully commercialized. He is a mechanical engineer and operating business executive, with more than 25 years of waste industry management experience. Mr. Longo has been Chairman, President and a Director of the Company since November 1995.

KEVIN M. BLACK, Senior Vice President, General Counsel, Secretary and Director, age 38.

Mr. Black incorporated Startech Corporation, a predecessor of the Company, in 1994, and has been Secretary and a member of the Board of Directors of the Company since November 1995. In October 1999 he joined the Company on a full time basis as Senior Vice-President and General Counsel. From October 1994 to October 1999 Mr. Black was an Assistant States Attorney with the State of Connecticut, Division of Criminal Justice. From January 1993 to October 1994, Mr. Black was associated with the law firm of Reid, Corsello and Cafero, Norwalk, Connecticut, in the general practice of corporate and criminal law. From January 1991 to October 1992, Mr. Black was associated with the law firm Feinstein & Hermann, P.C. Norwalk, Connecticut. Prior to 1991, Mr. Black was an insurance industry executive with the Heffner Insurance Agency, Inc.

JOHN R. CELENTANO, Director, age 53.

Mr. Celentano has been involved with the Company as a paid consultant and a commissioned Representative of the Company's products since 1996. He is currently the President of Global Ventures Group, Inc., a position he has held since 1990. Global is a consulting company that provides client companies with services that include international market development, intellectual property licensing, alliances and partnering, and mergers and acquisitions. Prior to forming Global Ventures Group, Inc., Mr. Celentano was Vice President - International at United Media in New York City where he directed the company's business growth in more than 50 countries. During his nine years at United Media, Mr. Celentano established a worldwide network of sales agents covering Europe, Latin America, and Asia, and set up regional sales offices in the European Union and the Pacific Rim. Prior to his employment with United Media, he was an international marketing executive at Fisher-Price Toys, Aerospatiale, and Mack Trucks. Mr. Celentano is a graduate of Monmouth College, Illinois, and holds a M.B.A. from Lehigh University, Bethlehem, PA. He serves on the Advisory Board of the Business Development Center at the University of Connecticut's Graduate School of Business, and is a member of the Licensing Executives Society.

BRENDAN J. KENNEDY, Director, age 54.

Mr. Kennedy was appointed a director of the Company in November 2000. He is the founder and principal of Brendan J. Kennedy and Associates; a government relations and public affairs firm with affiliates throughout New England and has been such since 1989. His firm has represented many national and international companies, including, Avis Corporation, Commonwealth Energy, El Paso Energy Corporation, Fleischman/Hillard, Harrahs Casinos, Hill & Knowlton, Philip Morris, Trigen, United Airlines, United Water Services and USA Waste. Prior to founding the firm he had a long and distinguished career in both business and government, including President and CEO of the Connecticut Retail Merchants Association, Director of Community and Government Affairs for ARAMARK Services, President of the Connecticut Conference of Municipalities and a Board member for the National League of Cities. Mr. Kennedy also serves on various civic and charitable boards and served with distinction a U.S. Marine during the Vietnam War.

RAYMOND J. CLARK, Director, age 49.

Mr. Clark is a firm-wide partner at Skidmore, Owings, and Merrill, an internationally recognized architectural and engineering firm with which he has been associated since 1975. He has been involved in architectural and engineering achievements all over the world, including the Haj Terminal Complex in Jeddah, Saudi Arabia, the Terraces at Perimeter Center in Georgia, USA, Canary Wharf in London, and the Jin Mao Tower in Shanghai, China. His beliefs are firmly rooted in the philosophy that architecture and engineering are synonymous and inseparable, and that great architecture results from this harmony. Mr. Clark's mechanical expertise is evidenced by his involvement in the development of innovative systems such as the well water heat pump systems for American United Life in Indianapolis, his use of thermal mass at King Abdul University located in Saudi Arabia , and a cogeneration system for LG Kangnam in Seoul. He has been extensively published and is a Fellow of the American Society of Heating Refrigerating and Air Conditioning Engineers and a professor at the Illinois Institute of Technology.

The Board of Director's recommends that shareholders vote FOR five nominees.

                             OUR EXECUTIVE OFFICERS

JOSEPH F. LONGO - Age 68, Chairman, CEO and President of the Company. See "Election of Directors" above.

KEVIN M. BLACK - Age 38, Senior Vice-President, General Counsel and Secretary of the Company. See "Election of Directors" above.

JOSEPH S. KLIMEK - Age 64, Executive Vice-President and Chief Operating Officer of the Company.

For the ten years prior to joining the Company in December 1998, Mr. Klimek was a Program Director and Vice President for Burns and Roe Services Company where he was also a member of its Board of Directors. At Burns and Roe, he was responsible for its Telecommunications programs, and its Defense and Aerospace Program. Prior to joining Burns and Roe, Mr. Klimek was the Director of Business Operations for the Grumman Aerospace Company where he led many major programs that include the Apollo Space Mission Module, the Space Shuttle, the F-14, A6 and other combat aircraft. In addition, under his leadership, his division secured the contract and was responsible for Launch Operations of the NASA Kennedy Space Center.

Mr. Klimek is an internationally recognized expert in the safe destruction of lethal chemical weapons and other dangerous materials. He has presented technical papers to the National Research Council, the Russian Academy of Sciences, the Military Institute of Chemistry and Radiometry, the Air Force Institute of Technology and Management and to other academic and environmental organizations.

ROBERT L. De ROCHIE - Age 36, Chief Financial Officer, Vice President of Investor Relations.

Mr. DeRochie was appointed Chief Financial Officer on August 1 2000 and has held his position as of Vice President of Investor Relations since June 1999. From February 1999 Mr. DeRochie returned to the US from Canada and sought employment until June 1999 when he came to Startech. Prior to joining the Company, Mr. DeRochie was Vice President of Queensway Investment Counsel, a Canadian company, from March 1997 through February 1999. At Queensway, he was responsible for managing the investment portfolios of 14 U.S. financial companies. Prior to Queensway, from June 1987 through December 1996, Mr. DeRochie was an officer at National Reinsurance Corporation, where he was responsible for portfolio management as well as communications with analysts and institutional traders.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to beneficial ownership of our common stock as of February 2, 2001 by (i) each person or entity who is known by us to own beneficially 5% or more of the outstanding shares of our common stock, including our Chief Executive Officer, (ii) each of our directors,
(iii) each named executive officer and (iv) all directors and executive officers as a group. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

Name and Address of Beneficial Owner             Shares(2)   Percent of Total(2)
------------------------------------             ---------   -------------------

Joseph F. Longo (1)**                          1,879,898          23.05%

Kevin M. Black (1)**                              41,404            *

Joseph S. Klimek (1)                              38,001            *

John R. Celentano (1)**                          196,958           2.41%

Robert L. DeRochie (1)(3)                         42,575            *

Brendan J. Kennedy **                                  0            *

Raymond J. Clark **                                    0            *

Paradigm/Startech LP                             876,235          9.70%
3000 Dundee Road
Suite 105
Northbrook, IL  60062

Tetra Financial (4)                              434,923          5.33%
140 W 3rd Street
Hamilton Ontario L9C 3K7

All Officers and Directors
 as a Group (7 persons)                        2,198,836         26.97%

* Less than one (1%) percent. ** Nominees for Director.

     (1)  15 Old Danbury Road, Suite 203, Wilton, CT 06897-2525.

     (2) The beneficial ownership is calculated based on 8,153,456 shares of our common stock outstanding as of February 2, 2001. With respect to Paradigm, this number treat as outstanding 697,592 common shares that would be issued if Paradigm presently converted it's 328,566 preferred shares into common shares, at the applicable conversion ratio on February 2, 2001; it also includes the exercise of 178,643 warrants held by Paradigm currently exercisable at $15.00 per share. Presently convertible preferred shares and presently exercisable options and warrants are those convertible or exercisable within 60 days of the date hereof held by beneficial owners that are included in the first column.

     (3) Includes 41,155 held directly and 1,420 shares held in name of his children, as to which he disclaims beneficial ownership.

     (4) All of these shares held by Tetra Financial Corp, a family corporation controlled by Mrs. Leonard Knap.

                          BOARD MEETINGS AND COMMITTEES

Directors' Meetings
-------------------
The Board of Directors of the Company held two meetings during the fiscal year ended October 31, 2000. Most corporate action taken during the year was enacted using Certificates of Action without Meeting. Certificates of Action without Meeting are authorized under Colorado law and allow the Company to take any corporate action it could otherwise take pursuant to a formal meeting of the Board by requiring the unanimous written consent of all directors. The Company did not have an Audit Committee, Compensation Committee or Stock Option Committee during fiscal year 2000. The Audit Committee that was formed for fiscal year 2001 did take part in, and have oversight of, the year 2000 independent audit. The Audit Committee reviewed the scope and plan of the annual audit, reviewed the audit results and report thereon, oversaw action taken by the Company's independent accountants and reviewed the Company's internal controls.

The entire Board of Directors acted on compensation matters concerning salaries and incentive compensation for executive officers of the Company and administered the Company's employee stock option plans.

In addition to the foregoing, the Company's directors discharged their responsibilities throughout the year through personal meetings and other communications, including considerable telephone contact with the Chairman and others regarding matters of interest and concern to the Company.

Audit Committee
---------------
In November, 2000, the Board of Directors established an Audit Committee, effective as of fiscal year 2001, which is authorized to make recommendations to the Board with respect to auditing and accounting matters and assist the Board in monitoring the integrity of the financial statements of the Company, the compliance by the Company with legal and regulatory requirements and the independence and performance of the Company's internal and external auditors.

The members of the Committee are: John R. Celentano (Chairman), Raymond J. Clark and Brendan J. Kennedy. The members of the Committee are independent, as defined in Rule 4200(a) (15) of the National Association of Securities Dealers ("NASD") listing standards.

The Board of Directors has adopted a written charter for the Audit Committee, a copy of which has been included as Appendix A to this Proxy Statement.


Compensation Committee
----------------------
In November, 2000 the Board of Directors established a Compensation Committee, effective as of fiscal year 2001, which will make recommendations concerning salaries and incentive compensation for executive officers of the Company, and will administer the Company's stock option plans. The Compensation Committee is composed of Brendan J. Kennedy (Chairman), Raymond J. Clark and John R. Celentano.

Compensation of Directors
-------------------------
Directors, who are currently officers and employees of Startech, receive no additional compensation for acting as a Director. Outside Directors will receive compensation of $10,000 per year and the reimbursement for out-of-pocket expenses and stock options.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC") and the NASDAQ Smallcap Market. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on review of the copies of such forms furnished to the Company, or written presentation that no other reports were required, the Company believes that during fiscal year 1999 all Section 16(a) filing requirements applicable to its officers and director were complied with.

                                PERFORMANCE GRAPH

Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.





                               [ GRAPHIC OMITTED]















     (1) Assumes an investment of $100.00 in the Company's common stock and in each index beginning on November 17, 1995 with reinvestment of dividends.



                                  ASSUMES $100 INVESTED ON NOVEMBER 17, 1995
                                          ASSUMES DIVIDEND REINVESTED
                                      FISCAL YEAR ENDING OCTOBER 31, 2000

                                     COMPARISON OF CUMULATIVE TOTAL RETURN
                                          OF COMPANY AND BROAD MARKET
 ------------------------------------------- FISCAL YEAR ENDING--------------------------------------------------

COMPANY/INDEX/MARKET                     11/17/95    10/31/96    10/31/97     10/31/98      10/31/99     10/31/00
STARTECH ENVIRONMENTAL                   100.00      300.00      918.75       475.00        587.50       912.50
S&P Mid Cap Index                        100.00      112.44      149.17       152.92        185.15       211.10
Russell 2000 Index                       100.00      112.01      144.84       127.69        144.66       160.77

The above graph compares the five-year cumulative return of the Company with the comparable return of two indices. The graph assumes $100 invested in November 17, 1995. The comparison assumes that all dividends are reinvested.

                             EXECUTIVE COMPENSATION
Report of Board of Directors

Because of our relatively small size and a limited number of employees, we did not have any formal compensation committee or formal executive compensation program in fiscal year 2000. For the fiscal year ended October 31, 2000 these matters were dealt with by the entire Board of Directors and the Executive Officers whose aim was to provide competitive compensation opportunities for all corporate officers. Our total compensation levels fall in the low to middle of the range of rates paid by other employers of similar size and complexity, although complete comparative information is not easily obtainable, and no formal survey or analysis of compensation paid by other companies was undertaken. The Board of Directors and the Executive Officers did perform an informal survey and statistical analysis in order to evaluate all compensation issues. The group used commercially available tools published specifically for rating and explaining executive compensation issues and levels. In addition to reviewing similarly situated companies and their compensation packages, individually, the group also relied heavily upon The Conference Board's Top Executive Compensation in 1999. This publication is a well-known compensation tool and guideline and is used to monitor and analyze 967 companies in 14 major industry sectors.

Base Salaries

Our salary levels are intended to be consistent with competitive practices and levels of responsibility, with salary increases reflecting competitive trends, our overall financial performance, and the performance of the individual.

Incentive Bonus

Certain of our officers and employees are eligible to receive cash bonuses upon fulfillment of predetermined corporate and individual goals. Each of the executive officers received bonuses for fiscal 2000.

Stock Options

We periodically grant incentive and non-qualified stock options to purchase our common stock to employees and other persons associated with us to reward them for their contribution to our short and long-term stock performance. The terms of the options the exercise price and the dates after which they become exercisable are established by the Board. We do not grant stock appreciation rights. Effective November 1, 2000 we established a Compensation Committee to make recommendations with respect to compensation matters and administer our stock option plans.

Compliance with Section 162(m) of the Internal Revenue Code of 1986 Deductibility of Compensation - Effective January 1, 1994, the Internal Revenue Service under Section 162 (m) of the Internal Revenue Code will generally deny the deduction of compensation paid to the President and the other highest paid executive officers required to be named in the Summary Compensation Table to the extent such compensation exceeds $1,000,000 per executive per year subject to an exception for compensation that meets certain "performance-based" requirements. Whether the Section 162 (m) limitations with respect to an executive will be exceeded and whether the Company's tax deduction for compensation paid in excess of the $ 1 million limit will be denied will depend upon the resolution of various factual and legal issues that cannot be resolved at this time. As to options granted under our 2000 Stock Option Plan, the Board intends to qualify to the extent practicable, such options under the rules governing the Section 162 (m) limitation so that compensation attributable to such options will not be subject to limitation under such rules. As to other compensation, while it is not expected that compensation to executives of the Company will exceed the
Section 162 (m) limitation in the foreseeable future (and no officer of the Company received compensation in the fiscal year ended October 31, 2000 which resulted under Section 162 (m) in the non-deductibility of such compensation to the Company), various relevant considerations will be reviewed from time to time, taking into account the interests of the Company and its Shareholders, in determining whether to endeavor to cause such compensation to be exempt from the
Section 162 (m) limitation.

                                        Respectfully submitted,
                                        The Board of Directors
                                        Joseph F. Longo
                                        Kevin M. Black
                                        John R. Celentano
                                        Raymond J. Clark
                                        Brendan J. Kennedy

Compensation Committee Interlocks and Insider Participation

The Membership of the Board of Directors, which acted, as the Compensation Committee for 2000, is set forth under "Report of Board of Directors." Except with respect to their compensation arrangements, Mr. Longo, Chairman, CEO and President, Joseph S. Klimek, Executive Vice President, and Kevin M. Black, Sr. Vice President and General Counsel participated in executive compensation deliberations and recommendations of the Board of Directors. During the fiscal year ended October 31, 2000, no executive officer of ours served on the board of directors or compensation committee of another company that had an executive officer serving on the Company's Board of Directors.

Summary Compensation Table

The following table sets forth information concerning the compensation of the Chief Executive Officer of the Company and those other executive officers of the Company whose total salary, bonus and other compensation earned for fiscal year ending October 31, 1998, 1999 or 2000 exceeded $100,000:


                     Annual Compensation                            Long Term Compensation Awards
                     -------------------                            -----------------------------

   Name and Principal        Year       Salary       Bonus         # Shares          All other (1)
        Position                                                  Underlying         Compensation
                                                                  Options (2)

Joseph F. Longo -            2000       $185,000    $30,000         250,000                -
Chairman and CEO             1999        151,170       -               -                   -
                             1998        100,000       -               -                   -

Joseph S. Klimek -           2000       $175,000    $30,000         250,000             $4,038
Executive Vice President     1999        127,606       -               -                   -
and Chief Operating          1998              -       -               -                   -
Officer

Kevin M. Black - Senior      2000       $165,000    $30,000         250,000             $3,807
Vice President and           1999         -            -               -                   -
General Counsel and          1998         -            -               -                   -
Secretary

Robert L. DeRochie -         2000       $115,000    $20,000         45,000              $2,653
Chief Financial Officer      1999         -            -               -                   -
and Vice President of        1998         -            -               -                   -
Investors Relations

     (1) Matching contribution to 401(k) Plan paid in Company stock vesting over a three-year period.

     (2) Stock options were granted in November1999 which, vested in November 2000, but are not exercisable until November 1, 2001.

EMPLOYEE BENEFIT PLANS

1995 Stock Option Plan

We adopted a Stock Option Plan in November 1995 under which a total of 2,000,000 shares are currently reserved for issuance to employees (including officers and directors who are employees) and other persons associated with us whose services have benefited us. Options granted pursuant to the plan are non-qualified stock options. The Plan is administered by the compensation committee of the board of directors which selects the employees to whom the options are granted, determines the number of shares subject to each option, sets the time or times when the options will be granted, determines the time when the options may be exercised and establishes the exercise date and price. The board determines the term of each option granted under the Plan, but in no event may the option grant exceed ten years. As of October 31, 2000, options to purchase an aggregate of 900,000 shares were outstanding at a weighted average exercise price of $6.11 per share and 325,589 shares remained available for future option grants under the Plan. Effective with fiscal year 2001 our compensation committee will administer this plan.

2000 Stock Option Plan

Our 2000 Stock Option Plan was adopted by our board of directors in January 2000 and was approved by our stockholders in February 2000. The 2000 plan authorizes the issuance of up to 1,000,000 shares of our common stock. No options have been granted to date.

The 2000 plan provides for the grant of incentive stock options intended to qualify under section 422 of the Internal Revenue Code and nonstatutory stock options. Our officers, directors, employees and consultants, and employees and consultants of our majority-owned affiliated companies, are eligible to receive awards under the 2000 plan.

Optionees receive the rights to purchase a specified number of shares of common stock at a specified option price and subject to other terms and conditions as are specified in connection with the option grant. Generally, no portion of an incentive stock option may vest within twelve months of the grant.

We may grant options at an exercise price greater than or equal to the fair market value of our common stock on the date of grant or not less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of the company. Fair market value for purposes of the 2000 plan is the closing market price of our common stock as reported on the NSDAQ Smallcap on the relevant date.

Effective with fiscal year 2001 our compensation committee will administer the 2000 plan. The committee has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the plan and to interpret its provisions. Our compensation committee selects the recipients of awards and determines the number of shares of common stock covered by the options and the dates upon which the options become exercisable and terminate, subject to provisions of the 2000 plan. Incentive stock options must terminate within ten years of the grant. Nonstatutory options must terminate within fifteen years of the date of grant. The compensation committee has right to alter the terms of any option when granted or while outstanding pursuant to the terms of the 2000 plan except the option price.

All options automatically become excisable in full in the event of a change in control (as defined in the 2000 plan), death or disability of the optionee or as decided by the compensation committee. Upon retirement options held at least one year become exercisable in full. If an optionee's employment with us is terminated for any reason, except death, disability or retirement, the optionee has three months in which to exercise an option (but only to the extent exercisable immediately after termination) unless the option by its terms expires earlier. Termination or other changes in employment status may affect the exercise period.

Stock Options Grants

The following table sets forth certain information with respect to the options granted to the Named Executive Officers during fiscal year 2000.


                        Option Grants in Fiscal Year 2000

                          Number of      %of Total                   For Option       Potential Value at Assumed
                          Securities     Options                     Term (2)         annual Rates of Stock Price
                          Underlying     Granted                                      Appreciation Options Employees
                          Exercise or    Expiration                                   in
          Name             Granted (1)   2000 Fiscal    Base Price      Date (1)            5%              10%
          ----             -----------   ------------   ----------      --------            --              ---
                                             Year
                                             ----
Joseph F. Longo              250,000         27.9%         $6.00        11/01/10         $943,350          $2,390,550

Joseph S. Klimek             250,000         27.9%         $6.00        11/01/10         $943,350           2,390,550

Kevin M. Black               250,000         27.9%         $6.00        11/01/10         $943,350           2,390,550

Robert L. DeRochie           45,000          5.0%          $6.00        11/01/10         $169,803             430,299

     (1)  All of these are not exercisable until November 1, 2001.

     (2) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the Company's future Common Stock Prices. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.

Employment Agreements

On November 1, 2000 four of our executive officers, Joseph F. Longo, Joseph S. Klimek, Kevin M. Black, and Robert L. DeRochie entered into employment agreements with us providing for annual compensations of $195,000, $185,000,$175,000 and $140,000, respectively. The term of the agreements are three years for Mr. DeRochie and four years for the other executive officers. The agreements with Messrs Longo, Klimek and Black require us to grant each of these three executive no less than 10,000 options to purchase our common stock each year. In the event of a change in control of our Company the agreements provide all the executives with severance benefits that include: a lump sum payment of 150% of the amount the executive would have earned if he had received his salary payments through the expiration date of this agreement; an additional lump sum payment of $250,000; an immediate vesting of all options awarded to the executive as part of his agreement; an immediate right to sell the shares obtained through the exercise of those options without restriction as to dates, times or amounts, immediate vesting and transfer of ownership of all life insurance policies, and life and health benefits, including supplemental, vision and dental benefits if applicable, in an equal or better plan than the one currently provided to the executive and his family by the Company for a period of three years from the date of termination or constructive termination. In the event any payment or benefit received, or to be received, by the executive in connection with the termination of his employment, whether pursuant to his agreement or otherwise, is determined to be an excess parachute payment as defined in the Internal Revenue Code, and thus subject to the 20 percent Federal Excise tax, the amount of the benefits payable under his Agreement will be reduced until they are no longer subject to such tax.

Our employment agreements with these executive officers and our employment arrangements with other executive officers and significant employees impose customary confidentiality and non-compete obligations and provide for the assignment to us of all rights to any technology developed by the employee during the time of his or her employment.

PROPOSAL 2


                                 RATIFICATION OF
                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors on recommendation of the Audit Committee appointed Kostin, Ruffkess & Company, LLC as independent accountants to examine the financial statements of the Company for the fiscal year ending October 31, 2001. The Board of Directors has directed that such appointment be submitted for ratification by the Shareholders at the meeting.

Kostin, Ruffkess & Company, LLC has served as the independent accountant for the Company since 1996. A representative of Kostin, Ruffkess & Company, LLC is expected to be present at the meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions. The affirmative vote of a majority of the Common Shares present, in person or by proxy, is required for ratification of the appointment of Kostin, Ruffkess & Company, LLC as the independent accountants.

Audit Fees

The aggregate fees billed by Kostin, Ruffkess & Company for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended October 31, 2000 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q and in the Company's Registration Statement on Form S-1 for that fiscal year were $54,885. No other services were rendered to the Company by Kostin, Ruffkess & Company, and others.

The Board of Directors recommends that Shareholders vote FOR ratification of the appointment of Kostin, Ruffkess & Company, LLC.

                                  ANNUAL REPORT
                                  -------------

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED OCTOBER 31, 2000, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS INCLUDED HEREWITH. ADDITIONAL COPIES WILL BE MAILED WITHOUT CHARGE TO SHAREHOLDERS UPON REQUEST. REQUESTS SHOULD BE ADDRESSED TO THE COMPANY AT 15 OLD DANBURY ROAD, WILTON, CONNECTICUT, ATTENTION: ROBERT L. DE ROCHIE. THE FORM 10-K INCLUDES CERTAIN EXHIBITS WHICH WILL BE PROVIDED ONLY UPON PAYMENT OF A FEE COVERING THE COMPANY'S REASONABLE EXPENSES.

                                FUTURE PROPOSALS

The 2001 Annual Meeting is expected to be held around February 22, 2002. If any Shareholder wishes to submit a proposal for inclusion in the Proxy Statement for the Company's 2001 Annual Meeting, the rules of the United States Securities and Exchange Commission require that such proposal be received at the company's principal executive office by November 13, 2001. OTHER MATTERS Management knows of no other matters to come before the meeting other than those referred to in the Notice of Meeting. However, should any other matters properly come before the meeting, the shares represented by the proxy solicited hereby will be voted on such matters in accordance with the best judgment of the persons voting the shares represented by the proxy.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            Kevin M.  Black
                                            Senior Vice-President and Secretary

                                   APPENDIX A

                             AUDIT COMMITTEE CHARTER
                                       FOR
                       STARTECH ENVIRONMENTAL CORPORATION

     The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirement and (3) the independence and performance of the Company's internal and external auditors.

     The members of the Audit Committee shall meet the independence and experience requirements of the NASDAQ Stock Market, Inc. The Board of Directors shall appoint the members of the Audit Committee.

     The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

     The Audit Committee shall make regular reports to the Board.

     The Audit Committee shall:

     1. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

     2. Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

     3. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

     4. Review with management and the independent auditor the Company's quarterly financial statements prior to the filing of its Form 10-Q.

     5. Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

     6. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

     7. Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the board.

     8.   Approve the fees to be paid to the independent auditor.

     9. Receive periodic reports from the independent auditor regarding the auditor's independence consistent with independence Standards Board Standard 1, discuss such reports with the auditor, and if so determined by the Audit Committee, take or recommend that the full Board take appropriate action to oversee the independence of the auditor.

     10. Evaluate together with the Board the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

     11. Review the appointment and replacement of the senior internal auditing executive.

     12. Review the significant reports to management prepared by the internal auditing department and management's responses.

     13. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

     14. Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

     15. Obtain reports from management, the Company's senior internal auditing executive and the independent auditor that the Company's subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company's subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company's Code of Conduct.

     16. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

     17. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. Such review should include:

          (a) Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.
          (b)  Any changes required in the planned scope of the internal audit.
          (c) The internal audit department responsibilities, budget and staffing.

     18. Prepare the report required by the rules of the Securities Exchange Commission to be included in the Company's annual proxy statement.

     19. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Conduct.

     20. Review with the Company's General Counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

     21. Meet at least annually with the chief financial officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's Code of Conduct.


     This Charter having been reviewed and approved by the entire Board of Directors of Startech Environmental Corporation is hereby adopted and approved.



                                            /s/ Joseph F. Longo
                                            ------------------------------------
                                                Joseph F. Longo

                                            /s/ Kevin M. Black
                                            ------------------------------------
                                                Kevin M. Black

                                            /s/ John R. Celentano
                                            ------------------------------------
                                                John R. Celentano

                       STARTECH ENVIRONMENTAL CORPORATION
                               15 OLD DANBURY ROAD
                                    SUITE 203
                              WILTON, CT 06897-2525


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Joseph F. Longo and Kevin M. Black, and each of them individually with the power of substitution, as Proxy or Proxies of the undersigned, to attend and act for and on behalf of the undersigned at the Annual meeting of Shareholders of the Company to be held at the Radisson Inn located at 42 Century Drive, in Bristol, Connecticut on Wednesday, March 7, 2001 from 2:00 p.m. to 3:30 p.m. eastern standard time and at any adjournment thereof, hereby revoking any prior Proxy or Proxies. This Proxy when properly executed will be voted as directed herein by the undersigned. If no direction is made, shares will be voted FOR the election of directors named in the proxy and FOR Proposal 2.

Please mark your votes as in this example:   [ X ]

1. To elect as directors all the persons named below:

                                 Joseph F. Longo
                                 Kevin M. Black
                                John R. Celentano
                               Brendan J. Kennedy
                                Raymond J. Clark

For: _____________________                Withhold Vote: _______________________

For, except vote withheld from the following nominee(s):


2. To appoint Kostin, Ruffkess & Company, LLC as Independent Accountants of the Company.

For: __________________    Against: _______________  Abstain: __________________

Important: Please date, sign and return this Proxy Card promptly using the enclosed envelope.

(Signature should conform exactly to name on this Proxy. Where joint tenants hold shares, both should sign. Executors, administrators, guardians, trustees, attorneys and officers signing for corporations should give full title).

Dated: _________________


                                SIGNATURE: _____________________________________

                                SIGNATURE IF HELD JOINTLY: _____________________

[ ]     Place "X" here if you plan to attend the meeting.